Exhibit 99.1

Contact: John Hawkins	Joseph M. Squeri
Vice President,	Executive Vice President
Corporate Communications	and Chief Financial Officer
Tel: (301) 592-5075	Tel: (301) 592-5006
Fax: (301) 592-6177
john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS REPORTS 3rd QUARTER EARNINGS PER SHARE

GAIN OF 11% AND OPERATING INCOME INCREASE OF 7%

Domestic Unit Growth Rises 5.4%; New Domestic Hotel

Franchise Contracts Exceed 350 Year to Date, Up 20%

SILVER SPRING, Md. (October 28, 2004) – Choice Hotels International, Inc. (NYSE:CHH) today reported the following highlights for the third quarter of 2004:

•	Diluted earnings per share for the third quarter was $0.73, an 11% increase compared to $0.66 in the third quarter of 2003;

•	Adjusted diluted EPS for the third quarter up 16% to $0.74, excluding the effects of third quarter 2004 debt extinguishment costs, compared to $0.64 for third quarter 2003, excluding interest earned in that quarter related to a note receivable from Sunburst, which was repaid in December 2003;

•	Domestic unit growth of 5.4%;

•	Year-to-date net domestic property additions were 160 hotels, up 34%;

•	Year-to-date new domestic hotel franchise contracts up 20% to 354;

•	The domestic hotel pipeline is up more than 17% to 397 hotels representing 30,776 rooms; the worldwide pipeline grew 15% to 492 hotels, representing 39,127 rooms;

•	Year-to-date royalty revenues up 10%;

•	Year-to-date total revenues up 11%;

•	Third quarter operating income up 7% to $42.5 million.

“We added nearly 6,000 rooms to the domestic hotel system in the third quarter and close to 15,000 rooms during the last twelve months,” said Charles A. Ledsinger, Jr., president and chief executive officer. “We are extremely pleased with this robust development, as unit growth is critical to our financial success. We now have almost 500 hotels under development worldwide. As evidenced by a 34% increase in net domestic hotel additions this year, our sharp focus on bringing properties on-line quickly has paid off.”

He added, “We also are greatly encouraged by growth of almost 30% in new construction projects year-to-date, which enhances the overall quality of the system. As we continue to focus on enhancing consistency in our brands, we will be better positioned to build guest loyalty through improved guest satisfaction.”

Third Quarter Performance

Choice reported third quarter 2004 net income of $24.9 million, or $0.73 diluted earnings per share (EPS), an 11% increase in diluted EPS over the same period of a year ago. At the end of third quarter 2003, the company reported net income of $24.3 million, or $0.66 diluted EPS.

The company also reported total revenues of $127.5 million for third quarter 2004, compared to $105.9 million for the same period in 2003, an increase of 20%. Franchising revenues, which include royalty revenues, initial and relicensing fees, partner services and other revenue, for the third quarter of 2004 were $61.1 million, an increase of 9% from the $56.3 million reported in the same period a year ago.

Royalty revenues for third quarter 2004 were $51.8 million, compared to $48.3 million for the same period in 2003, an increase of 7%.

System-wide domestic revenue per available room (RevPAR) was $44.35 in third quarter 2004, compared to $43.44 for the third quarter of 2003, an increase of 2%.

For the first nine months of 2004, Choice reported net income of $54.0 million or $1.55 diluted EPS, increases of 6% and 12% respectively over the $51.1 million and $1.38 diluted EPS reported for the first nine months of 2003. Operating income through September 30, 2004 increased 9% to $93.5 million, compared to $85.7 million for the same period a year ago. Franchising margins increased to 61.9% for the nine months ended September 30, 2004 compared to 61.4% for the same period in 2003.

Total revenues were $321.9 million for the nine months ended September 30, 2004, an increase of 11%, compared to $290.9 million for the same period in 2003. Franchising revenues for the first nine months of 2004 increased 8% to $150.0 million, compared to $138.7 million for the same period a year ago.

Royalty revenues for the first nine months of 2004 were $124.2 million, compared to $113.2 million for the same period a year ago, an increase of 10%. Domestic RevPAR was $35.95 for the first nine months of 2004, compared to $34.50 for the first nine months of 2003, a gain of 4%.

Net income and diluted EPS for the third quarter and nine months ended September 30, 2004 include a loss of approximately $0.7 million ($0.4 million, net of the related tax effect) related to the extinguishment of debt. This item represented diluted EPS of $0.01 for the three and nine months ended September 30, 2004.

Net income and diluted earnings per share for the quarter and nine months ended September 30, 2003 included approximately $1.2 million ($0.7 million, net of the related tax effect) and $3.5 million ($2.2 million, net of the related tax effect) respectively of interest income attributable to a note receivable from Sunburst Hospitality Corporation, which was repaid to the Company in December 2003. Revenues, operating income, net income and diluted earnings per share for the nine months ended September 30, 2003 also included approximately $1.7 million ($1.1 million, net of the related tax effect) of liquidated damages received from Sunburst for franchise terminations. Those items represented diluted EPS of $0.02 and $0.09 respectively for the three and nine months ended September 30, 2003.

2004 Unit Growth

The total number of domestic Choice hotels on-line grew by 5.4% to 3,796 (306,797 rooms on-line) as of September 30, 2004 from 3,601 (291,827 rooms on-line) as of the same period a year ago. Net domestic property additions in the third quarter of 2004 were 73 compared to 39 net domestic additions in the same period of 2003, an 87% increase. For the first nine months of this year, net domestic property additions were 160, an increase of 34% compared to 119 for the same period of a year ago.

Choice executed 122 new domestic hotel franchise contracts representing 10,162 rooms in third quarter 2004, compared to 108 new contracts representing 8,269 rooms for the same period a year ago, increases of approximately 13% and 23% respectively. For the year 2004 through September 30, Choice has executed 354 new domestic hotel franchise contracts, representing 30,149 rooms, compared to 294 contracts, representing 25,964 rooms, for the same period in 2003, increases of 20% and 16% respectively. These increases in executed contracts and an increase in the number of existing franchise relicensings have contributed to 22% and 20% increases in initial franchise and relicensing fees respectively for the three and nine months ended September 30, 2004, compared to the same periods in 2003.

In third quarter 2004, 40 contracts for new construction hotels, representing 2,732 rooms were executed, compared to 30 contracts, representing 2,052 rooms for the same period a year ago, each representing an increase of approximately 33%. For the nine months ended September 30, 2004, 100 contracts for new construction hotels representing 6,868 rooms were executed, both representing increases of better than 27%, compared to 78 contracts, representing 5,399 rooms, for new construction hotels for the same period a year ago.

As of September 30, 2004, the total number of Choice hotels worldwide grew 4% to 4,959 from 4,773 as of the same date a year ago. This growth represents an increase of 5% in the number of rooms open to 402,519 from 384,814. At the end of third quarter 2004, Choice had 492 hotels under development worldwide, representing 39,127 rooms, compared to 426 hotels and 35,417 rooms in 2003, increases of 15% and 10%, respectively.

Use of Free Cash Flow

The company has consistently used the free cash flow generated from its operations to return value to its shareholders. This is primarily achieved through share repurchases and, more recently, dividends.

During the third quarter of this year, the company purchased 0.4 million shares of common stock at a total cost of $21.6 million. For the nine months ended September 30, 2004, the company purchased 2.3 million shares of common stock at a total cost of $101.3 million. The company has remaining authorization to purchase up to 2.8 million shares. Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 31.6 million shares of common stock at an average price of $19.49 per share and a total cost of $616 million, as of October 28, 2004. Total shares outstanding as of September 30, 2004, are 33.0 million.

On September 15, 2004, Choice’s Board of Directors declared a cash dividend of $0.225 on outstanding shares of common stock payable on October 22, 2004 to holders of record on October 8, 2004. This dividend represents a 12.5% increase over the previous quarterly rate of $0.20 and raises the indicated annual dividend rate on the company’s common stock from $0.80 to $0.90 per share.

The company expects to continue to return value to its shareholders through a combination of share repurchases and dividends.

Fourth Quarter & Full-Year 2004

The company’s fourth quarter 2004 diluted EPS is expected to be $0.53 to $0.55. Full year 2004 diluted EPS is expected to be $2.09 to $2.11, excluding the effect of the third quarter 2004 loss on extinguishment of debt. These estimates assume the existing share count and RevPAR growth in the fourth quarter of approximately 6% to 7%.

Non-GAAP Financial Measures

Franchising revenues, franchising margins and adjusted diluted EPS are non-GAAP financial measurements. These financial measurements are presented as supplemental disclosures because they are used by management in reviewing and analyzing the company’s performance. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (GAAP), such as total revenues, operating income margins and diluted EPS. The company’s calculation of these measurements may be different from the calculation used by other companies and therefore comparability may be limited. The company has included an exhibit accompanying this release which reconcile these measures to the comparable GAAP measurement.

Conference Call

Choice will conduct a conference call on Friday, October 29, 2004 at 10 a.m. Eastern time to discuss the third quarter and year-to-date 2004 results. The call-in number to listen to the call is 1-800-553-5260. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until November 29, 2004 by calling 1-800-475-6701. The access code for the replay is: 745600.

Choice Hotels International franchises more than 4,900 hotels, representing approximately 400,000 rooms, in the United States and 40 other countries and territories. As of September 30, 2004, 397 hotels are under development in the United States, representing 30,776 rooms, and an additional 95 hotels, representing 8,351 rooms, are under development in 22 countries and territories. Its Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-K for the period ended December 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
REVENUES:
Royalty fees	$51,846	$48,346	$124,237	$113,196
Initial franchise and relicensing fees	4,927	4,026	13,546	11,285
Partner services	3,027	2,953	9,282	9,630
Marketing and reservation	65,380	48,639	169,109	149,549
Hotel operations	1,018	955	2,762	2,739
Other	1,312	974	2,984	4,547

Total revenues	127,510	105,893	321,920	290,946

OPERATING EXPENSES:

Selling, general and administrative	16,374	14,135	49,612	45,037
Depreciation and amortization	2,489	2,583	7,525	8,472
Marketing and reservation	65,380	48,639	169,109	149,549
Hotel operations	778	764	2,150	2,217

Total operating expenses	85,021	66,121	228,396	205,275

Operating income	42,489	39,772	93,524	85,671

OTHER INCOME AND EXPENSES:
Interest expense	2,921	2,893	8,277	8,985
Interest and other investment income	(99)	(1,675)	(767)	(4,917)
Loss on extinguishment of debt	696	—	696	—

Total other income and expenses	3,518	1,218	8,206	4,068

Income before income taxes	38,971	38,554	85,318	81,603
Income taxes	14,055	14,209	31,305	30,460

Net income	$24,916	$24,345	$54,013	$51,143

Weighted average shares outstanding-basic	32,807	35,635	33,489	36,045

Weighted average shares outstanding-diluted	34,259	36,745	34,870	36,936

Basic earnings per share	$0.76	$0.68	$1.61	$1.42

Diluted earnings per share	$0.73	$0.66	$1.55	$1.38

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Cash and cash equivalents	$30,548	$20,031
Accounts receivable, net	42,500	33,631
Deferred income taxes	2,256	1,957
Other current assets	3,377	3,613

Total current assets	78,681	59,232

Fixed assets and intangibles, net	141,055	150,256
Receivable - marketing and reservation fees	21,315	32,368
Other assets	29,566	25,416

Total assets	270,617	267,272

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	8,746	23,829
Other current liabilities	86,005	78,382

Total current liabilities	94,751	102,211

Long-term debt	299,379	222,823
Deferred income taxes	13,195	21,562
Other liabilities	38,163	38,863

Total liabilities	445,488	385,459

Total shareholders’ deficit	(174,871)	(118,187)

Total liabilities and shareholders’ deficit	$270,617	$267,272

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flow

(Unaudited)

	Nine Months Ended
(In thousands)	September 30, 2004	September 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$54,013	$51,143

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,525	8,472
Provision for bad debts	215	213
Non-cash stock compensation	3,100	1,489
Non-cash interest and other investment income	(215)	(1,032)
Loss on extinguishment of debt	695	—
Equity in net income of affiliates	(451)	(335)

Changes in assets and liabilities, net of acquisitions:
Receivables	(9,032)	(5,602)
Receivable—marketing and reservation fees, net	18,222	13,438
Current liabilities	22	2,362
Income taxes payable and current other assets	10,356	10,628
Deferred income taxes, other non current assets and liabilities	(9,227)	929

NET CASH PROVIDED BY OPERATING ACTIVITIES	75,223	81,705

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(4,266)	(7,076)
Proceeds from disposition of property	—	498
Acquisition of flag	—	(1,211)
Issuance of notes receivable	(1,781)	(3,244)
Purchases of investments, net	(2,772)	(418)
Other items, net	(431)	344

NET CASH USED IN INVESTING ACTIVITIES	(9,250)	(11,107)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from long-term debt	383,425	66,800
Principal payments of long-term debt	(454,000)	(78,573)
Net borrowings (repayments) pursuant to revolving credit facility	132,000	(16,000)
Debt issue costs	(1,010)	—
Purchase of treasury stock	(101,336)	(43,725)
Dividends paid	(20,125)	—
Proceeds from exercise of stock options	5,590	4,370

NET CASH USED IN FINANCING ACTIVITIES	(55,456)	(67,128)

Net change in cash and cash equivalents	10,517	3,470
Cash and cash equivalents at beginning of period	20,031	12,227

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,548	$15,697

Exhibit 4

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
COMFORT INN
Hotels	1,433	1,404	1,433	1,404
Rooms	112,323	110,646	112,323	110,646
Avg. Daily Rate	$70.21	$68.84	$65.47	$64.48
Occupancy%	69.7%	69.3%	59.7%	58.1%
RevPAR	$48.95	$47.74	$39.06	$37.44

COMFORT SUITES
Hotels	383	367	383	367
Rooms	30,210	29,057	30,210	29,057
Avg. Daily Rate	$76.49	$75.21	$73.95	$73.23
Occupancy%	71.7%	69.6%	64.2%	61.4%
RevPAR	$54.87	$52.34	$47.45	$44.94

QUALITY
Hotels	549	503	549	503
Rooms	56,522	51,865	56,522	51,865
Avg. Daily Rate	$68.88	$70.52	$64.24	$65.36
Occupancy%	63.4%	61.7%	54.2%	51.6%
RevPAR	$43.68	$43.52	$34.80	$33.71

CLARION
Hotels	157	135	157	135
Rooms	23,555	20,385	23,555	20,385
Avg. Daily Rate	$74.98	$76.29	$72.33	$72.82
Occupancy%	58.4%	57.5%	51.3%	49.3%
RevPAR	$43.82	$43.84	$37.07	$35.92

SLEEP
Hotels	311	305	311	305
Rooms	23,807	23,387	23,807	23,387
Avg. Daily Rate	$62.94	$61.02	$59.44	$58.27
Occupancy%	67.4%	66.7%	59.3%	57.2%
RevPAR	$42.45	$40.71	$35.23	$33.33

MAINSTAY
Hotels	27	24	27	24
Rooms	2,150	1,903	2,150	1,903
Avg. Daily Rate	$64.37	$64.46	$60.78	$62.08
Occupancy%	67.9%	72.4%	61.1%	62.8%
RevPAR	$43.71	$46.65	$37.14	$39.00

ECONO LODGE
Hotels	770	728	770	728
Rooms	47,468	45,504	47,468	45,504
Avg. Daily Rate	$53.38	$52.59	$48.97	$48.17
Occupancy%	56.7%	57.6%	48.3%	47.9%
RevPAR	$30.26	$30.27	$23.64	$23.06

RODEWAY
Hotels	166	135	166	135
Rooms	10,762	9,080	10,762	9,080
Avg. Daily Rate	$57.92	$56.65	$53.13	$50.65
Occupancy%	58.6%	54.8%	48.5%	45.2%
RevPAR	$33.93	$31.05	$25.78	$22.91

TOTAL CHOICE - DOMESTIC
Hotels	3,796	3,601	3,796	3,601
Rooms	306,797	291,827	306,797	291,827
Avg. Daily Rate	$67.80	$67.08	$63.70	$63.06
Occupancy%	65.4%	64.8%	56.4%	54.7%
RevPAR	$44.35	$43.44	$35.95	$34.50
Effective Royalty Rate	4.04%	4.03%	4.04%	4.00%

Exhibit 5

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF FRANCHISING REVENUES AND FRANCHISING MARGINS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(dollar amounts in thousands)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Franchising Revenues:

Total Revenues	$127,510	$105,893	$321,920	$290,946
Adjustments:
Marketing and Reservation Revenues	(65,380)	(48,639)	(169,109)	(149,549)
Hotel Operations	(1,018)	(955)	(2,762)	(2,739)

Franchising Revenues	$61,112	$56,299	$150,049	$138,658

Franchising Margins:

Operating Margin:

Total Revenues	$127,510	$105,893	$321,920	$290,946
Operating Income	$42,489	$39,772	$93,524	$85,671

Operating Margin	33.3%	37.6%	29.1%	29.4%

Franchising Margin:

Franchising Revenues	$61,112	$56,299	$150,049	$138,658

Operating Income	$42,489	$39,772	$93,524	$85,671
Less: Hotel Operations	240	191	612	522

	$42,249	$39,581	$92,912	$85,149

Franchising Margins	69.1%	70.3%	61.9%	61.4%

Exhibit 6

CHOICE HOTELS INTERNATIONAL, INC.

SUPPLEMENTAL INFORMATION

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Adjusted Net Income

Net Income	$24,916	$24,345	$54,013	$51,143
Adjustments:
Debt Extinguishment Costs	433		433
Interest Income Attributable to a Note Receivable from Sunburst Hospitality Corporation (Sunburst)	—	(731)	—	(2,195)
Liquidated Damages from Sunburst for Franchise Terminations	—	—	—	(1,058)

Adjusted Net Income	$25,349	$23,614	$54,446	$47,890

Weighted average shares outstanding-diluted	34,259	36,745	34,870	36,936

Diluted Earnings Per Share	$0.73	$0.66	$1.55	$1.38
Adjustments:
Debt Extinguishment Costs	0.01	—	0.01	—
Interest Income Attributable to a Note Receivable from Sunburst Hospitality Corporation (Sunburst)	—	(0.02)	—	(0.06)
Liquidated Damages from Sunburst for Franchise Terminations	—	—	—	(0.03)

Adjusted Diluted Earnings Per Share (EPS)	$0.74	$0.64	$1.56	$1.29